Exhibit 99.1

Jerash Holdings Reports Financial Results

for Fiscal 2024 Fourth Quarter and Full Year

--Fourth Quarter Results Impacted by Production Delays Due to Red Sea Logistics Disruptions--

--Outlook for First Quarter and Fiscal 2025 Improves--

FAIRFIELD, N.J., June 27, 2024 – Jerash Holdings (US), Inc. (NASDAQ: JRSH) (the “Company” or “Jerash”), which manufactures and exports custom, ready-made, sportswear and outerwear for leading global brands, today announced financial results for its fiscal 2024 fourth quarter and full year, ended March 31, 2024.

“Continuing attacks on ships in the Red Sea, where approximately 12 percent of the world’s trade passes, again caused supply chain disruptions throughout the region,” said Sam Choi, Jerash’s chairman and chief executive officer. “Shipments of raw materials to Jerash were delayed, which impacted the Company’s production for its global customers and, in turn, Jerash’s financial performance for the fiscal fourth quarter and full year. Certain orders that could not be completed during the fourth quarter were shipped in the fiscal 2025 first quarter.

“Gross margin was substantially down for the fiscal fourth quarter due to significantly higher ocean freight and transportation costs from Asia to Jordan. However, we have identified and are now aggressively increasing our sourcing of raw materials from Turkey and Egypt to circumvent shipping routes and related logistics costs. During the fourth quarter, we were able to keep our factories busy by obtaining local orders, albeit with much lower margin, keeping our workforce employed and allowing us to be ready for growth in the new fiscal year.

“On a positive note, we are experiencing a tangible increase in purchase orders from long-term customers. As well, we are receiving an influx of business from new, high-profile global brands, both directly, and through our joint venture with Busana. Our manufacturing facilities currently are fully booked into the second fiscal quarter, which gives us renewed confidence as we enter the new fiscal year,” Choi added.

Outlook

●	Revenue for the fiscal 2025 first quarter is expected to increase by 14-15 percent from the same quarter last year; full year revenue is expected to increase by 15-18 percent.

●	Gross margin goal for fiscal 2025 year is currently expected to be around 13-15 percent, subject to logistics and shipping charges and final product mix of shipments.

Fiscal 2024 Fourth Quarter Results

Fiscal 2024 fourth quarter revenue was $21.6 million, down 9.3 percent from $23.8 million in the same quarter last year, primarily due to reduced shipments to our major customers in the U.S. caused by inadequate materials for production due to logistical disruptions and extended supply chain lead times in the Middle East. Revenue was negatively impacted by approximately $3 to $4 million of orders, with shipments delayed to the fiscal 2025 first quarter to customers in the U.S.

Gross profit was $1.5 million for the fiscal 2024 fourth quarter, compared with $2.5 million in the same quarter last year. Gross margin for fiscal 2024 fourth quarter decreased to 7.0 percent, from 10.3 percent in the same period last year. The decrease in gross margin was primarily driven by higher ocean freight and transportation costs, as well as manufacturing lower margin orders from local customers, to offset the decrease in shipments to major customers in the U.S.

Operating expenses totaled $4.5 million in the fiscal 2024 fourth quarter, compared with $4.3 million in the same quarter last year.

Operating loss was $3.0 million for the fiscal 2024 fourth quarter, compared with operating loss of $1.8 million for the same quarter last year.

Total other expenses in the fiscal 2024 fourth quarter were $134,000, compared with $86,000 for the same quarter last year.

Net loss was $3.1 million, or $0.25 per share, for the fiscal 2024 fourth quarter, compared with net loss of $2.0 million, or $0.16 per share, in the same period last year.

Comprehensive loss attributable to Jerash’s common stockholders totaled $3.4 million in the fiscal 2024 fourth quarter, compared with comprehensive loss totaled $1.9 million in the same quarter last year.

Balance Sheet, Cash Flow and Dividends

Cash and restricted cash totaled $14.0 million, and net working capital was $36.1 million as of March 31, 2024. Net cash provided by operating activities was approximately $2.5 million for fiscal 2024, compared with $10.8 million in fiscal 2023.

On May 21, 2024, the board of directors of Jerash approved a regular quarterly dividend of $0.05 per share on the Company’s common stock. The dividend was paid on June 7, 2024, to stockholders of record as of May 31, 2024.

Fiscal 2024 Full Year Results

Fiscal 2024 revenue decreased to $117.2 million, from $138.1 million in fiscal 2023. The decrease in revenue was primarily due to reduced shipments to the Company’s two major customers in the U.S., as well as the supply chain logistics disruptions with the Red Sea crisis.

Gross profit in fiscal 2024 totaled $16.9 million, compared with $21.8 million in fiscal 2023. Gross margin was 14.4 percent in fiscal 2024, compared with 15.8 percent in fiscal 2023.

Operating expenses in fiscal 2024 were $17.6 million, compared with $17.4 million in fiscal 2023. Operating loss in fiscal 2024 was $665,000, compared with operating income of $4.4 million in fiscal 2023.

Net loss for fiscal 2024 amounted to $2.0 million, or $0.16 per share, compared with net income of $2.4 million, or $0.19 per share, in fiscal 2023.

Comprehensive loss attributable to Jerash’s common stockholders was $2.4 million in fiscal 2024, compared with comprehensive income of $2.2 million in fiscal 2023.

Conference Call

Jerash Holdings will host an investor conference call to discuss its fiscal 2024 fourth quarter and full year results today, June 27, 2024, at 9:00 a.m. Eastern Time.

Phone:	888-506-0062 (domestic); 973-528-0011 (international)
Conference ID:	933383

A live and archived webcast will be available online in the investor relations section of Jerash’s website at www.jerashholdings.com. For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

About Jerash Holdings (US), Inc.

Jerash Holdings manufactures and exports custom, ready-made, sportswear and outerwear for leading global brands and retailers, including VF Corporation (which owns brands such as The North Face, Timberland, and Vans), New Balance, G-III (which licenses brands such as Calvin Klein, Tommy Hilfiger, DKNY, and Guess), American Eagle, and Skechers. Jerash’s existing production facilities comprise six factory units and four warehouses, and Jerash currently employs approximately 5,000 people. Additional information is available at www.jerashholdings.com.

Forward-Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect”, “seek”, “potential,” “outlook” and similar expressions are intended to identify forward-looking statements. Such statements, including, but not limited to, Jerash’s current views with respect to future events and its financial forecasts, and expansion of the customer base among high-profile global brands, are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made, including those risks described from time to time in filings made by Jerash with the U.S. Securities and Exchange Commission. In addition, there is uncertainty about the further spread of the COVID-19 virus or the occurrence of another wave of cases and the impact it may have on the Company’s operations, the demand for the Company’s products, global supply chains and economic activity in general. These and other risks and uncertainties are detailed in the Company’s filings with the U.S. Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Statements contained in this news release regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Jerash does not intend and does not assume any obligation to update these forward-looking statements, other than as required by law.

Contact:

PondelWilkinson Inc.

Judy Lin or Roger Pondel

310-279-5980; jlin@pondel.com

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(tables below)

JERASH HOLDINGS (US), INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

FOR THE THREE- AND TWELVE-MONTHS ENDED MARCH 31, 2024 AND 2023

	For the Three Months Ended March 31,		For the Fiscal Years Ended March 31,
	2024	2023	2024	2023
	(Unaudited)	(Unaudited)

Revenue, net	$21,574,454	$23,774,006	$117,187,340	$138,063,309
Cost of goods sold	20,073,952	21,321,046	100,284,991	116,273,569
Gross Profit	1,500,502	2,452,960	16,902,349	21,789,740

Selling, general and administrative expenses	4,262,721	4,164,229	16,581,256	16,960,978
Stock-based compensation expenses	258,350	119,078	986,048	413,900
Total Operating Expenses	4,521,071	4,283,307	17,567,304	17,374,878

(Loss) income from Operations	(3,020,569)	(1,830,347)	(664,955)	4,414,862

Other (Expense) Income:
Interest expenses	(220,440)	(267,800)	(1,203,596)	(768,131)
Other income, net	86,493	181,521	499,120	437,002
Total other expense, net	(133,947)	(86,279)	(704,476)	(331,129)

Net (loss) income before provision for income taxes	(3,154,516)	(1,916,626)	(1,369,431)	4,083,733

Income tax (income) expenses	(16,361)	67,703	672,495	1,664,110

Net (loss) income	(3,138,155)	(1,984,329)	(2,041,926)	2,419,623

Net loss attributable to noncontrolling interest	49,397	-	36,024	-

Net (loss) income attributable to Jerash Holdings (US), Inc’s Common Stockholders	$(3,088,758)	$(1,984,329)	$(2,005,902)	$2,419,623

Net (loss) income	$(3,138,155)	$(1,984,329)	$(2,041,926)	$2,419,623
Other Comprehensive (Loss) Income:
Foreign currency translation (loss) gain	(313,761)	45,692	(369,090)	(250,374)
Total Comprehensive (Loss) Income	(3,451,916)	(1,938,637)	(2,411,016)	2,169,249
Comprehensive loss attributable to noncontrolling interest	49,397	-	36,024	-
Comprehensive (Loss) Income Attributable to Jerash Holdings (US), Inc.'s Common Stockholders	$(3,402,519)	$(1,938,637)	$(2,374,992)	$2,169,249

(Loss) Earnings Per Share Attributable to Common Stockholders:
Basic and diluted	$(0.25)	$(0.16)	$(0.16)	$0.19

Weighted Average Number of Shares
Basic	12,294,840	12,525,166	12,294,840	12,635,785
Diluted	12,294,840	12,525,166	12,294,840	12,675,351

Dividend per share	$0.05	$0.05	$0.20	$0.20

JERASH HOLDINGS (US), INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2024	March 31, 2023

ASSETS
Current Assets:
Cash	$12,428,369	$17,801,614
Accounts receivable, net	5,417,513	2,240,537
Bills receivable	-	87,573
Inventories	27,241,573	32,656,833
Prepaid expenses and other current assets	2,746,068	2,964,578
Advances to suppliers, net	3,086,137	1,533,091
Total Current Assets	50,919,660	57,284,226

Restricted cash – non-current	1,608,498	1,609,989
Long-term deposits	802,306	841,628
Deferred tax assets, net	158,329	153,873
Property, plant, and equipment, net	24,998,096	22,355,574
Goodwill	499,282	499,282
Operating lease right of use assets	1,259,395	974,761
Total Assets	$80,245,566	$83,719,333
LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$6,340,237	$5,782,570
Accrued expenses	4,175,843	2,930,533
Income tax payable – current	1,647,199	2,846,201
Other payables	2,234,870	1,477,243
Deferred revenue	10,200	928,393
Operating lease liabilities – current	370,802	481,502
Total Current Liabilities	14,779,151	14,446,442

Operating lease liabilities – non-current	618,302	287,247
Income tax payable – non-current	417,450	751,410
Total Liabilities	15,814,903	15,485,099

Equity
Preferred stock, $0.001 par value; 500,000 shares authorized; none issued and outstanding	$-	$-
Common stock, $0.001 par value; 30,000,000 shares authorized; 12,534,318 shares issued, and 12,294,840 shares outstanding	12,534	12,534
Additional paid-in capital	23,917,094	22,931,046
Treasury stock, 239,478 shares	(1,169,046)	(1,169,046)
Statutory reserve	413,821	410,847
Retained earnings	41,704,238	46,172,082
Accumulated other comprehensive loss	(492,319)	(123,229)
Total Jerash Holdings (US), Inc.’ Stockholders’ Equity	64,386,322	68,234,234

Noncontrolling interest	44,341	-
Total Equity	64,430,663	68,234,234

Total Liabilities and Equity	$80,245,566	$83,719,333

JERASH HOLDINGS (US), INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Fiscal Years Ended March 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(2,041,926)	$2,419,623
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	2,539,736	2,430,692
Stock-based compensation expenses	986,048	413,900
Bad debt recovery	(187,762)	-
Amortization of operating lease right-of-use assets	759,764	989,220
Changes in operating assets:
Accounts receivable	(2,989,214)	8,808,532
Bills receivable	87,573	(87,573)
Inventories	5,415,260	(4,401,654)
Prepaid expenses and other current assets	187,140	285,782
Advance to suppliers	(1,553,046)	(248,490)
Deferred tax assets	(4,456)	198,717
Changes in operating liabilities:
Accounts payable	557,667	942,345
Accrued expenses	1,245,310	(185,421)
Other payables	757,627	(801,574)
Deferred revenue	(918,193)	928,393
Operating lease liabilities	(824,043)	(977,584)
Income tax payable	(1,532,944)	92,226
Net cash provided by operating activities	2,484,541	10,807,134

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(1,241,226)	(722,770)
Payments for construction of properties	(3,600,948)	(5,084,044)
Acquisition of Ever Winland	-	(5,100,000)
Acquisition of Kawkab Venus	-	(2,200,000)
Payment for long-term deposits	(300,762)	(668,337)
Net cash used in investing activities	(5,142,936)	(13,775,151)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payments	(2,458,968)	(2,484,127)
Investment of noncontrolling interest	31,365	-
Share repurchase	-	(1,169,046)
Repayment from short-term loan	(7,545,829)	(7,197,995)
Repayment to a related party	-	(300,166)
Proceeds from short-term loan	7,545,829	7,197,995
Net cash used in financing activities	(2,427,603)	(3,953,339)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND RESTRICTED CASH	(288,738)	(250,529)

NET DECREASE IN CASH AND RESTRICTED CASH	(5,374,736)	(7,171,885)

CASH, AND RESTRICTED CASH, BEGINNING OF THE YEAR	19,411,603	26,583,488

CASH, AND RESTRICTED CASH, END OF THE YEAR	$14,036,867	$19,411,603

CASH, AND RESTRICTED CASH, END OF THE YEAR	14,036,867	19,411,603
LESS: NON-CURRENT RESTRICTED CASH	1,608,498	1,609,989
CASH, END OF THE YEAR	$12,428,369	$17,801,614

Supplemental disclosure information:
Cash paid for interest	$1,203,596	$768,131
Income tax paid, net	$2,253,410	$1,747,635

Non-cash investing and financing activities
Equipment obtained by utilizing long-term deposit	$354,917	$237,412
Acquisition of Kawkab Venus by utilizing long-term deposit	$-	$500,000
Operating lease right of use assets obtained in exchange for operating lease obligations	$1,058,820	$190,654